EXPLORATION DRILLING INTERNATIONAL INC.
# 212-810 Peace Portal Drive
Blaine, WA, 98230
USA
TELEPHONE: (360) 305-5696
OTC BB: EXDL

May 9, 2007

FOR IMMEDIATE DISEMINATION

EXPLORATION DRILLING ANNOUNCES CLOSING OF PRIVATE PLACEMENT

Blaine, Washington – May 9, 2007 – Exploration Drilling International Inc. (OTCBB: EXDL) (the "Company") announced that it has closed a private placement with a corporate investor of 1,875,000 units, sold at a price of $0.32 per unit, for total proceeds of $600,000. Each unit was comprised of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $0.32 per share for a period of one year from the date of issuance. This private placement was made in reliance on the provisions of Regulation S promulgated under the Securities Act of 1934.

The Company paid a finder's fee of 10% of the proceeds in cash to Montalban Anstalt of Liechtenstein in consideration of its efforts in arranging the private placement. The Company intends to use the funds provided by the private placement as general working capital and to finance its business operations.

This press release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, although the above private placement financing has raised significant funding for the Company, the Company will require substantially more funds in order to complete its business plans for the next twelve months. Even if the Company is able to obtain the funding necessary to complete its business plans, there is no assurance that its business will be successful. To date, the Company has not earned significant revenues, and there are no assurances that the Company will earn significant revenues in the future.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

EXPLORATION DRILLING INTERNATIONAL INC.

/s/ Guenter Thiemann
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Guenter Thiemann
Chief Financial Officer